Exhibit 99.1

September 7, 2017

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV Group, Inc. Reports Strong Third Quarter 2017 Results, Reaffirms Full-Year 2017 Guidance

REV also Announces Collaboration with Ford, Official Award of the Los Angeles County Transit Bus Contract, and Acquisition of AutoAbility

•	Net sales of $595.6 million in the third quarter 2017 grew 13% over the prior year third quarter

•	Net income of $15.2 million in the third quarter 2017 grew 16% over the prior year third quarter

•	Adjusted Net Income[1] in third quarter 2017 was $21.9 million, 36% higher than third quarter 2016

•	Adjusted EBITDA[1] in the third quarter 2017 was $45.5 million, 36% higher than the prior year quarter

•	Year-to-date 2017 Adjusted EBITDA[1] of $104.1 million represents a 29% increase over prior year results

•	Announces collaboration with Ford Motor Company dealers to offer REV’s dealers a complete catalog of genuine Ford chassis parts

•	Officially awarded the Los Angeles County transit bus contract expected to be worth over $400 million in revenue over five years

•	Announces the acquisition of AutoAbility, a technology leader and manufacturer of rear-entry mobility vans

•	Reaffirming full-year 2017 outlook for net sales of $2.3 to $2.4 billion, and Adjusted EBITDA[1] of $157 to $162 million; net income anticipated in the range of $36 to $39 million.

Milwaukee, Wis.—(BUSINESS WIRE)—

REV Group, Inc. (NYSE: REVG) today reported results for the three months ended July 29, 2017 (“third quarter 2017”). Consolidated net sales in the third quarter of 2017 were $595.6 million, growing 12.8% over the three months ended July 30, 2016 (“third quarter 2016”). This increase was driven by strong growth in the Fire & Emergency and Recreation segments, offset slightly by the impact of a chassis recall, which delayed shipments in both the Fire & Emergency and Commercial segments. The sanctioned repair for these recalled chassis is being implemented and the impacted REV vehicle conversions will be shipped in REV’s fourth quarter. Year-to-date consolidated net sales were $1.6 billion for the nine months ended July 29, 2017, which was an increase of 14.7% over the first nine months of fiscal 2016.

The Company’s third quarter 2017 net income was $15.2 million, or $0.23 per diluted share. Adjusted Net Income1 for the third quarter 2017 was $21.9 million, or $0.33 per diluted share, which grew 36.3% compared to $16.0 million, or $0.31 per diluted share, in the third quarter 2016 (third quarter 2017 diluted earnings per share is calculated using 14.0 million more shares outstanding than the prior year quarter). Net income for the first nine months of 2017 was $8.7 million, or $0.14 per diluted share due to several one-time expense items, the largest of which related to our IPO and subsequent debt refinancings. Year-to-date Adjusted Net Income1 was $46.7 million for the first nine months of 2017 compared to $34.2 million for the first nine months of 2016, which represents an increase of 36.4% resulting from higher earnings from operations as well as lower interest expense.

[1]	REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release. These figures do not include the impact of acquisitions before their acquisition dates.

Adjusted EBITDA1 in the third quarter 2017 was $45.5 million, representing growth of 35.9% over Adjusted EBITDA of $33.5 million in the third quarter 2016. A number of factors including increased vehicle sales, ongoing procurement and production cost optimization initiatives, strategic pricing actions, and the impact of acquisitions drove the higher Adjusted EBITDA in the quarter. For the nine months ended July 29, 2017, consolidated Adjusted EBITDA was $104.1 million, which reflects a 28.8% increase over the same period in 2016.

REV Group, Inc. President and CEO, Tim Sullivan said, “We are pleased to report our third straight quarter of strong earnings as a public company. The quarter was one of significant progress where we both delivered significant growth in net sales and EBITDA as well as made anticipated progress on many of our longer-term growth strategies in parts and service, operational and commercial excellence, new product introductions, and value creating capital allocation. Both our Fire & Emergency and Recreation segments performed very well this quarter and continue to have strong outlooks. Within our Commercial segment, we are continuing our focus on driving profitability and we are encouraged by growth in our backlog over last quarter as well as the LA County win, which will benefit future fiscal years. We expect this segment to return to growth in the fourth quarter. The supplier-initiated chassis recall during our third quarter shifted revenues out a bit, however we nevertheless performed strongly against our consolidated EBITDA expectations for the quarter due to the strength of our Fire & Emergency and Recreation segments. Looking ahead to the fourth quarter, parts to repair the vehicles impacted by the chassis recall are now available and we are again able to ship the impacted vehicles.” In addition, Sullivan stated, “Through the first nine months of the year, we are on track with our expectations for full-year 2017 earnings and therefore we are reaffirming previous guidance for the full year. In summary, it was a strong quarter and we continue to make incremental progress towards our enterprise-wide EBITDA margin goal as well as our organic and inorganic growth objectives.”

REV Group also reported that effective September 5, 2017, REV established a collaborative connection with Ford Motor Company dealers to provide our dealers with a complete catalog of genuine Ford chassis parts through its REV Parts Division to all of REV’s dealers. This access to Ford parts cataloging information allows REV dealers to order genuine Ford chassis parts through REV’s online parts system for a complete range of REV vehicle brands built on Ford chassis. REV Group, Inc. President and CEO, Tim Sullivan commented, “Our connection with Ford Motor Company dealers to provide genuine OEM-certified chassis parts is a key step towards our broader strategy of achieving our commitment to offer our dealers and end-user customers industry-leading OEM parts quality and availability.”

REV Group Segment Highlights

Fire & Emergency – Fire & Emergency (“F&E”) segment net sales were $262.1 million for the three months ended July 29, 2017, an increase of $43.9 million, or 20.1%, from $218.1 million for the three months ended July 30, 2016. Net sales of fire apparatus increased due to increased unit sales in the segment’s existing fire businesses, sales from the acquisition of Ferrara in April 2017, and a greater mix of higher content fire vehicles, compared to the prior year period. Net sales of ambulances increased compared to the prior year period due to increased unit volumes and a greater mix of higher content Type I and Type III vehicles. Excluding the impact of the Ferrara acquisition, F&E net sales increased 6.1% in the third quarter 2017 versus the third quarter 2016.

F&E net sales for the first nine months of 2017 were $666.5 million, which was an increase of 27.2% over $524.0 million for the same period in 2016. F&E backlog at the end of the third quarter 2017 was up 5.4% to $580.6 million compared to $550.8 million at the end of fiscal year 2016. Excluding the impact of acquisitions year-to-date, F&E segment net sales increased 5.8% in the first nine months of 2017 compared to the same period in 2016.

F&E segment Adjusted EBITDA2 was $29.1 million in the third quarter 2017 which represented growth of 52.4% compared to $19.1 million in the third quarter 2016. F&E Adjusted EBITDA growth was driven by increased vehicle sales, procurement and productivity initiatives, pricing actions, operational improvements at KME, and the impact of the acquisition of Ferrara. Excluding the impact of Ferrara, third quarter Adjusted EBITDA increased 42.8% in 2017 versus the third quarter of 2016. Third quarter 2017 F&E Adjusted EBITDA margin was 11.1% of net sales compared to 8.7% in the third quarter 2016 partially due to the benefit from the integration initiatives at KME, among other items.

[2]	Segment Adjusted EBITDA is a non-GAAP measure that is explained and reconciled to its nearest GAAP metric later in this release.

Year-to-date 2017 Adjusted EBITDA in the F&E segment increased 25.7% to $70.2 million versus $55.9 million for the first nine months of 2016. Excluding the impact of acquisitions year-to-date, F&E segment Adjusted EBITDA increased 19.9% in 2017 compared to 2016.

Commercial – Commercial segment net sales for the third quarter 2017 were $154.4 million, which were down 15.6% compared to the prior year period. This decrease was driven by lower sales in certain of our bus product categories impacted by the aforementioned chassis recall and more generally, as we continue to be more selective about which sales opportunities we pursue. We are also still scaling up our mobility product lines after a production plant relocation in that product segment.

Net sales in the Commercial segment for the first nine months of 2017 were $444.2 million versus $499.8 million in the first nine months of 2016, which was a decrease of 11.1%. Commercial backlog grew in the third quarter 2017 by 5.8% to $254.8 million at July 29, 2017, compared to the end of the second quarter 2017, and grew 12.7% from the end of 2016. We have seen a significant increase in backlog in our Commercial segment this quarter as we start to see the benefits of our newly rolled out Platinum Dealer program, among other initiatives, and this backlog does not yet include any impact of the Los Angeles County transit bus contract award described in this release.

Commercial segment Adjusted EBITDA was $12.9 million in the third quarter 2017 compared to $17.1 million in the third quarter 2016. Adjusted EBITDA margin was 8.3% of net sales in the third quarter 2017 compared to 9.3% in the third quarter 2016. Adjusted EBITDA and Adjusted EBITDA margin declined in the third quarter of 2017 primarily due to the net sales decline described above.

Year-to-date 2017 Adjusted EBITDA in the Commercial segment decreased 4.2% to $35.7 million from $37.3 million in the first nine months of 2016, but Adjusted EBITDA margin as a percent of net sales for the first nine months of 2017 was 8.0% compared to 7.5% for the first nine months of 2016.

Subsequent to the end of the third quarter, the Los Angeles County Metropolitan Transportation Authority officially awarded REV’s subsidiary, Eldorado National California (“ENC”), the contract to supply 295 40-foot CNG powered transit buses. The contract also includes a provision for an additional 305 buses, for a total of 600 buses over a 5-year period. Along with related optional vehicle features, spare parts and training, this full contract is expected to be worth over $400 million in revenue over the contract period. This award was previously announced but was subject to certain administrative processes, including an award protest. These processes are now completed resulting in the award of the final contract and purchase order to ENC for the first 295 buses.

The Commercial segment also announced the acquisition of AutoAbility on September 6th, 2017. AutoAbility is a best-in-class mobility van “upfitter” that specializes in the manufacture of rear-access, wheelchair-accessible vehicles. AutoAbility is headquartered in Clarkston, MI and is supported by a network of 56 dealers in 74 locations throughout the United States. AutoAbility has annual revenue of approximately $8 million.

Recreation – The Recreation segment grew net sales to $177.9 million in the third quarter 2017, representing an increase of 39.9% over the prior year period. Recreation segment sales growth was partially driven by the acquisition of Renegade RV (“Renegade”) and Midwest Automotive Designs (“Midwest”) which were completed on December 30, 2016 and April 13, 2017, respectively. Recreation net sales excluding the acquisitions of Renegade and Midwest increased 9.3% during the quarter due to increased unit sales volumes and higher average selling prices. In addition to the growth in unit sales for the segment’s Class A coaches, the segment is also benefiting from expansion of its Class C line of products as well as overall growth in its end markets.

Recreation net sales for the nine months ended July 29, 2017 were $470.9 million, which was an increase of 31.7% over net sales of $357.5 million for the first nine months of fiscal 2016. Excluding acquired companies, year-to-date Recreation net sales increased 13.0% compared to the same period in 2016. Recreation segment backlog at the end of the third quarter 2017 was $116.2 million, which was up 44.4% from $80.4 million at the end of fiscal year 2016 and up 3.1% sequentially from $112.7 million at the end of the second quarter 2017.

Recreation segment Adjusted EBITDA grew 99.4% in the third quarter 2017 to $11.7 million compared to $5.8 million in the third quarter 2016. Adjusted EBITDA margin in the third quarter grew 195 basis points to 6.5% of net sales compared to 4.6% in the third quarter 2016. The strong expansion in profitability is attributable to reduced discounting and continued benefit from our ongoing procurement, cost of quality and other operating initiatives. Excluding the impact of acquisitions, Recreation Adjusted EBITDA in the third quarter 2017 increased 35.4% compared to the third quarter 2016.

Year-to-date 2017 Adjusted EBITDA in the Recreation segment was $21.7 million, which was a 216.8% increase versus the first nine months of 2016. Adjusted EBITDA in the Recreation segment, excluding the acquisitions of Renegade and Midwest increased 118.6% in the first nine months of 2017 compared to the same period in 2016.

Working capital, liquidity and capital allocation – Net working capital3 for the Company at July 29, 2017 was $358.1 million compared to $187.3 million at the end of fiscal 2016. This increase versus prior fiscal year-end includes the impact of the acquisitions of Renegade, Midwest and Ferrara and also represents a normal seasonal increase in net working capital consistent with prior years. Cash and equivalents totaled $14.1 million at the end of the third quarter 2017. Net debt at the end of the third quarter 2017 was $286.0 million (net of deferred financing costs) and the Company had $115.9 million available under its ABL revolving credit facility as of July 29, 2017. Consistent with prior years seasonality, the Company expects net working capital to meaningfully decrease in the fourth quarter. Capital expenditures in the third quarter and year-to-date through July 29, 2017 were $12.7 million and $49.9 million, respectively.

Quarterly Dividend – Our board of directors declared a quarterly dividend for our third quarter of fiscal 2017, payable on November 30, 2017, to holders of record on October 31, 2017, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Fiscal 2017 Full Year Guidance – “We are reaffirming our REV Group full-year 2017 outlook as we head into our fourth quarter. We expect full-year 2017 revenues of $2.3 to $2.4 billion and Adjusted EBITDA of $157 to $162 million. We are also reaffirming our expectation for full year 2017 net income to be in the range of $36 to $39 million,” said Sullivan. “This outlook does not include any impact from potential additional future acquisitions or the pro forma impact of any acquisitions prior to their purchase by REV Group.”

Conference Call

REV Group, Inc. will host a conference call to discuss its third quarter 2017 results and full-year fiscal 2017 outlook on September 8th at 11:00 a.m. EDT. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance and Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which the Company believes are not indicative of its underlying operating performance as well as for the add-back of certain non-cash intangible amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

[3]	Net working capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s most recent prospectus dated January 30, 2017 and other risk factors described from time to time in subsequent quarterly or annual reports on Forms 10-Q or 10-K, which may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses, mobility vans and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 29 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 29, 2017	October 29, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,132	$10,821
Accounts receivable, net	243,405	181,239
Inventories, net	457,835	325,633
Other current assets	14,853	12,037

Total current assets	730,225	529,730
Property, plant and equipment, net	207,634	146,422
Goodwill	129,746	84,507
Intangibles assets, net	170,517	124,040
Other long-term assets	7,960	4,320

Total assets	$1,246,082	$889,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$750	$—
Accounts payable	170,199	129,481
Customer advances	104,254	87,627
Accrued warranty	19,012	22,693
Other current liabilities	64,573	91,803

Total current liabilities	358,788	331,604
Notes payable and bank debt, less current maturities	299,367	256,040
Deferred income taxes	17,105	17,449
Other long-term liabilities	23,073	23,710

Total liabilities	698,333	628,803
Contingently redeemable common stock	—	22,293
Commitments and contingencies
Shareholders’ equity	547,749	237,923

Total liabilities and shareholders’ equity	$1,246,082	$889,019

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; dollars in thousands, except shares and per share amounts)

	Three Months Ended		Nine Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales	$595,602	$528,238	$1,583,855	$1,381,247
Cost of sales	517,597	464,285	1,385,485	1,223,635

Gross profit	78,005	63,953	198,370	157,612
Operating expenses:
Selling, general and administrative	40,576	35,481	139,678	97,901
Research and development costs	1,199	1,330	3,360	3,763
Restructuring	2,279	57	3,479	2,807
Amortization of intangible assets	5,109	2,505	10,417	6,948

Total operating expenses	49,163	39,373	156,934	111,419

Operating income	28,842	24,580	41,436	46,193
Interest expense, net	4,560	7,364	15,453	20,828
Loss on early extinguishment of debt	—	—	11,920	—

Income before provision for income taxes	24,282	17,216	14,063	25,365
Provision for income taxes	9,091	4,136	5,362	7,254

Net income	$15,191	$13,080	$8,701	$18,111

Earnings per common share:
Basic	$0.24	$0.26	$0.15	$0.35
Diluted	$0.23	$0.25	$0.14	$0.35
Dividends declared per common share	$0.05	$—	$0.10	$—
Adjusted earnings per common share:
Basic	$0.34	$0.31	$0.78	$0.66
Diluted	$0.33	$0.31	$0.76	$0.66
Weighted Average Shares Outstanding:
Basic	63,769,388	51,269,600	59,617,447	51,706,320
Diluted	65,528,691	51,501,440	61,301,236	52,132,720

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Nine Months Ended
	July 29, 2017	July 30, 2016
Cash flows from operating activities:
Net income	$8,701	$18,111
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	26,811	17,115
Amortization of debt issuance costs	1,340	1,697
Amortization of senior note discount	50	150
Stock-based compensation expense	26,131	12,298
Deferred income taxes	(5,090)	(5,979)
Loss on early extinguishment of debt	11,920	—
Gain on disposal of property, plant and equipment	(594)	(207)
Changes in operating assets and liabilities, net of effects of business acquisitions:	(129,251)	(54,394)

Net cash used in operating activities	(59,982)	(11,209)
Cash flows from investing activities net of effects of business acquisitions:
Purchase of property, plant and equipment	(49,891)	(19,525)
Payments for rental fleet vehicles	(9,679)	(11,041)
Proceeds from sale of property, plant and equipment	3,643	1,113
Acquisition of businesses, net of cash acquired	(155,142)	(31,729)
Acquisition of Ancira assets	—	(6,435)

Net cash used in investing activities	(211,069)	(67,617)
Cash flows from financing activities:
Net proceeds from borrowings under revolving credit facility	146,257	116,919
Proceeds from Term Loan	75,000	—
Payment of dividends	(3,191)	—
Net proceeds from initial public offering	253,593	—
Repayment of debt assumed from acquisition	—	(3,698)
Payment of debt issuance costs	(6,717)	(704)
Repayment of long-term debt and capital leases	(180,000)	(179)
Senior note prepayment premium	(7,650)	—
Redemption of common stock and stock options	(3,251)	(21,214)
Proceeds from exercise of common stock options	321	—

Net cash provided by financing activities	274,362	91,124

Net increase in cash and cash equivalents	3,311	12,298
Cash and cash equivalents, beginning of period	10,821	4,968

Cash and cash equivalents, end of period	$14,132	$17,266

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; in thousands)

	THREE MONTHS ENDED JULY 29, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$21,947	$8,865	$7,462	$(23,083)	$15,191
Depreciation & amortization	4,549	2,363	3,468	1,158	11,538
Interest expense, net	924	525	43	3,068	4,560
Provision for income taxes	—	—	—	9,091	9,091

EBITDA	27,420	11,753	10,973	(9,766)	40,380
Transaction expenses	—	—	—	503	503
Sponsor expenses	—	—	—	80	80
Restructuring costs	420	1,119	—	740	2,279
Stock-based compensation expense	—	—	—	314	314
Non-cash purchase accounting	1,236	—	677	—	1,913

Adjusted EBITDA	$29,076	$12,872	$11,650	$(8,129)	$45,469

	THREE MONTHS ENDED JULY 30, 2016
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$14,599	$14,684	$4,221	$(20,424)	$13,080
Depreciation & amortization	2,760	1,970	1,617	509	6,856
Interest expense, net	1,019	432	5	5,908	7,364
Provision for income taxes	—	4	—	4,132	4,136

EBITDA	18,378	17,090	5,843	(9,875)	31,436
Transaction expenses	—	—	—	196	196
Sponsor expenses	—	—	—	25	25
Restructuring costs	—	—	—	57	57
Stock-based compensation expense	—	—	—	1,052	1,052
Non-cash purchase accounting	697	—	—	—	697

Adjusted EBITDA	$19,075	$17,090	$5,843	$(8,545)	$33,463

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; in thousands)

	NINE MONTHS ENDED JULY 29, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$54,489	$25,517	$11,506	$(82,811)	$8,701
Depreciation & amortization	10,178	6,041	8,223	2,369	26,811
Interest expense, net	3,050	1,832	137	10,434	15,453
Provision for income taxes	4	—	—	5,358	5,362

EBITDA	67,721	33,390	19,866	(64,650)	56,327
Transaction expenses	772	—	—	1,970	2,742
Sponsor expenses	—	—		418	418
Restructuring costs	420	2,318	—	741	3,479
Stock-based compensation expense	—	—	—	26,131	26,131
Non-cash purchase accounting	1,275	—	1,848	—	3,123
Loss on early extinguishment of debt	—	—	—	11,920	11,920

Adjusted EBITDA	$70,188	$35,708	$21,714	$(23,470)	$104,140

	NINE MONTHS ENDED JULY 30, 2016
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$45,294	$29,740	$3,443	$(60,366)	$18,111
Depreciation & amortization	6,639	6,050	3,295	1,131	17,115
Interest expense, net	2,921	1,474	21	16,412	20,828
Provision for income taxes	—	4	—	7,250	7,254

EBITDA	54,854	37,268	6,759	(35,573)	63,308
Transaction expenses	—	—	—	1,581	1,581
Sponsor expenses	—	—	—	150	150
Restructuring costs	308	—	95	2,404	2,807
Stock-based compensation expense	—	—	—	12,298	12,298
Non-cash purchase accounting	697	—	—	—	697

Adjusted EBITDA	$55,859	$37,268	$6,854	$(19,140)	$80,841

REV GROUP, INC.

ADJUSTED NET INCOME

(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net income	$15,191	$13,080	$8,701	$18,111
Amortization of Intangible Assets	5,109	2,505	10,417	6,948
Transaction Expenses	503	196	2,742	1,581
Sponsor Expenses	80	25	418	150
Restructuring Costs	2,279	57	3,479	2,807
Stock-based Compensation Expense	314	1,052	26,131	12,298
Non-cash Purchase Accounting Expense	1,913	697	3,123	697
Loss on Early Extinguishment of Debt	—	—	11,920	—
Income tax effect of adjustments	(3,539)	(1,582)	(20,254)	(8,359)

Adjusted Net Income	$21,850	$16,030	$46,677	$34,233

REV GROUP, INC.

ADJUSTED EBITDA GUIDANCE RECONCILIATION

(In thousands)

	Fiscal Year 2017
	Low	High
Net income	$36,000	$39,000
Depreciation and Amortization	34,500	34,500
Interest Expense, net	19,200	19,200
Income Tax Expense	19,100	21,000

EBITDA	108,800	113,700
Transaction Expenses	2,750	2,750
Sponsor Expenses	450	450
Restructuring Costs	3,500	3,500
Stock-based Compensation Expense	26,500	26,500
Loss on Debt Extinguishment	11,900	11,900
Non-cash Purchase Accounting Expense	3,100	3,200

Adjusted EBITDA	$157,000	$162,000

REV GROUP, INC.

SEGMENT INFORMATION

(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net Sales:
Fire & Emergency	$262,092	$218,144	$666,465	$523,969
Commercial	154,421	182,946	444,166	499,760
Recreation	177,874	127,148	470,917	357,518
Corporate & Other	1,215	—	2,307	—

Total Company Net Sales	$595,602	$528,238	$1,583,855	$1,381,247

Adjusted EBITDA:
Fire & Emergency	$29,076	$19,075	$70,188	$55,859
Commercial	12,872	17,090	35,708	37,268
Recreation	11,650	5,843	21,714	6,854
Corporate & Other	(8,129)	(8,545)	(23,470)	(19,140)

Total Company Adjusted EBITDA	$45,469	$33,463	$104,140	$80,841

	July 29,	October 29,
	2017	2016
Period-End Backlog:
Fire & Emergency	$580,602	$550,769
Commercial	254,772	226,067
Recreation	116,151	80,420

Total Company Backlog	$951,525	$857,256